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                                                                    Exhibit 23.1


                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
Continucare Corporation:


We consent to the incorporation by reference in the registration statements on Forms S-3 (Nos. 333-43231 and 333-16801) and on Form S-8 (No. 333-44431) of
Continucare Corporation of our report, dated April 15, 1998, which report appears in the Form 8-K/A Amendment No. 1, dated April 28, 1998 of Continucare Corporation, relating to the combined balance sheets of Rehab Management Systems, Inc., J.R. Rehab Associates, Inc. and the Rehabilitative Division of Integracare, Inc., as of December 31, 1997 and 1996, and the related combined statements of operations, stockholder's equity (deficit) and cash flows for the years then ended.




                                    /s/ C.W. Amos & Company, LLC